EXHIBIT 5.1
November 13, 2006
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Registration Statement on Form S-8 for Fidelity National Information Services, Inc. Employee Stock Incentive Plan
Ladies and Gentlemen:
     I have acted as in-house counsel to Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 4,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, issuable by the Company in accordance with the Amended and Restated Certegy Inc. Stock Incentive Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.
     As such counsel, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.
     The opinions expressed herein are limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

Fidelity National Information Services, Inc.
November 13, 2006

     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein.
     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours truly,
By:	/s/ Todd C. Johnson
Todd C. Johnson Senior Vice President, Associate General Counsel and Corporate Secretary